Exhibit 10.01

March 31, 2014

Sharon T. Rowlands

323 West 87th Street

New York, NY 10024

Dear Sharon:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the “Company”) as Chief Executive Officer.

Set forth below are the following important points concerning the terms of your employment:

1.            Commencement Date. Your employment with the Company will commence on April 1, 2014 (the “Commencement Date”). Effective upon the Commencement Date you shall also be appointed to the Board of Directors of the Company (the “Board”).

2.            Compensation.

(a)     Base Compensation. Effective as of the Commencement Date, the Company will pay you a base salary at the rate of $500,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll procedures. The Base Salary is subject to modification during your employment in accordance with the Company’s practices, policies and procedures.

(b)     Bonus Compensation. During your employment with the Company you will be eligible to receive an annual bonus (an “Annual Bonus”) of up to 120% of your Base Salary. For 2014 your Annual Bonus, if any, will be prorated based on your period of employment with the Company during 2014 (the “Prorated Bonus”). The Prorated Bonus will be paid based on your achievement of milestones which shall be mutually agreed between you and the Compensation Committee of the Board (the “Compensation Committee”). Annual Bonuses, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures, meaning that the Prorated Bonus for 2014 would be payable in the first quarter of 2015. You must be employed by the Company on the date bonuses are payable to senior management in order to receive any Annual Bonus, including the Prorated Bonus. The annual bonus program for 2015 and subsequent years will be determined by the Compensation Committee.

(c)     Equity Awards. Subject to the approval of the Compensation Committee, the Company will grant you, as of the Commencement Date a non-qualified stock option to purchase 850,000 shares of the Company’s common stock (the “Option”). At the discretion of the Compensation Committee, the Option will be granted under either (i) the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Stock Plan”) contingent on shareholder approval within twelve months after the Commencement Date or (ii) outside of the Stock Plan but on substantially similar terms and conditions as provided under the Stock Plan. You acknowledge and agree that the grant of the Option in accordance with this offer letter is a material inducement for you to enter into employment with the Company and that you have not previously provided services to the Company. The Option will be evidenced by an agreement in a form prescribed by the Company. The per share exercise price of the Option will be equal to 100% of the fair market value of a share of the Company’s common stock on the Commencement Date. The shares covered by the Option (the “Option Shares”) will vest and become exercisable with respect to 12.5% of the total number of Option Shares on each of October 1, 2014, and April 1, 2015, and with respect to 1/48th of the total number of Option Shares on each monthly anniversary of the Commencement Date thereafter, subject to your continued employment with the Company through the applicable vesting date. For example, after 18 months of service as CEO, you would be vested in 37.5% of your shares (18/48) and 50% after 24 months. The shares subject to the Option may be subject to any applicable accelerated vesting provisions set forth in the applicable award agreement, the Severance Policy (as defined below) or the Stock Plan.

21700 Oxnard Street; Suite 1600; Woodland Hills, CA 91367

O: 818.936.9906; Fax: 818.337.7109

Sharon Rowlands

March 31, 2014

3.            Severance Policy. Effective as of the Commencement Date, you will be eligible to participate in the Company’s Amended and Restated Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group B Participant (as such term is defined in the Severance Policy). In addition, effective as of immediately prior to the consummation of a Change in Control (within the meaning of the Stock Plan), the vesting and, if applicable, exercisability of the Option shall accelerate with respect to one hundred percent (100%) of the Option Shares.

4.            Relocation to Los Angeles, California.

(a)     Reimbursement of Relocation and Temporary Living Expenses. You agree to physically relocate to the Los Angeles greater metropolitan area by May 1, 2014 (the “Relocation Date”). Provided that you commence employment with the Company, the Company will reimburse you up to an aggregate of $50,000 of reasonable expenses incurred by you (i) in connection with your commuting to the Los Angeles greater metropolitan area during the period from your Commencement Date to your Relocation Date and (ii) in connection with the move of your household items to the Los Angeles greater metropolitan area. In addition, the Company will reimburse you up to $10,000 per month for temporary living expenses for up to 15 months following the Relocation Date. To the extent the reimbursement of such temporary living expenses is considered taxable income to you, the Company will gross up its reimbursement to account for such taxes. Notwithstanding the foregoing, you acknowledge and agree that the reimbursements and payments provided to you pursuant to this Section 4(a) shall not be earned to any extent prior to the first anniversary of the Commencement Date and will only be earned on the first anniversary of the Commencement Date if you remain continuously employed with the Company through the first anniversary of the Commencement Date. In the event you terminate employment with the Company for any reason prior to the first anniversary of the Commencement Date, you hereby agree to repay to the Company any reimbursements and payments made to you by the Company pursuant to this Section 4(a).

(b)     409A Considerations. To the extent that any payments or reimbursements provided to you under this Letter (including this section 4) are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, in no event will such payments or reimbursements be made later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year will not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement will not be subject to liquidation or exchange for any other benefit. Subject to the foregoing, the relocation expenses will be paid within ten (10) business days of your delivery to the Company of receipts evidencing such expenses.

5.            Benefits. You will be eligible to participate in all savings and retirement plans, and all group welfare benefit plans (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans. Coverage under these plans begins the first day of the first month after thirty (30) days following that of your Commencement Date. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.

Sharon Rowlands

March 31, 2014

6.            Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Letter (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) will be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

7.            Nature of Employment. Your employment with the Company will be at-will, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

8.            Miscellaneous. As a condition of your employment with the Company, you will furnish and will continue to furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986. You will also be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Non-Disclosure Agreement”) and the Company’s Arbitration Agreement. Such documentation must be provided to us within three (3) business days of the Commencement Date, or our employment relationship with you may be terminated.

Furthermore, in your work for the Company and its subsidiaries, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality.  You agree that you will not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this Letter.

Sharon Rowlands

March 31, 2014

To indicate your acceptance of the terms and conditions set forth in this Letter, please sign and date this Letter in the space provided below and return it to me or Adam Wergeles within three (3) business days of this Letter’s date. This Letter may not be modified or amended except by a written agreement, signed by the Company and by you, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We look forward to continuing to work with you.

Sincerely,
ReachLocal, Inc.

/s/ Alan E. Salzman
Alan E. Salzman on behalf of the Board of Directors

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this Letter. I acknowledge that the terms described in this Letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, set forth the entire understanding between us and no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this Letter.

ACCEPTED, ACKNOWLEDGED AND AGREED TO this 31st day of March, 2014:

/s/ Sharon T. Rowlands
Sharon T. Rowlands

Exhibit A

Change in Control and Severance Policy